Psychemedics Corporation Announces First Quarter Profits

Declares 59th Consecutive Quarterly Dividend

ACTON, Mass., May 5, 2011 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced first quarter financial results for the period ended March 31, 2011. The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of May 16, 2011 to be paid on May 27, 2011. This will be the Company's 59th consecutive quarterly dividend.

The Company's revenue for the quarter ended March 31, 2011 was $6.0 million versus $4.5 million for the quarter ended March 31, 2010, an increase of 34%. Net income for the quarter ended March 31, 2011 was $858 thousand or $0.16 per diluted share, versus $506 thousand or $0.10 per diluted share, for the comparable period last year, an increase of 60%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "We are very pleased to report significant growth in revenues and profits in the first quarter over last year's first quarter results. The revenue was the highest of any first quarter in the Company's history. New business was a significant factor, as well as increased volume from existing customers. Our margins continued strong as we achieved a 25% pre-tax profit margin in the first quarter of 2011 versus 19% for the comparable period in 2010. We remain confident about our future prospects."

Kubacki concluded, "We continue to have a strong balance sheet with more than $4.7 million in cash, cash equivalents and short-term investments and no long term debt. Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward. Therefore, we are pleased to declare our 59th consecutive quarterly dividend. The quarterly dividend will be $0.12 per share."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Contact:	Neil Lerner
Vice President and Controller
(978) 206-8220
Neill@psychemedics.com

PSYCHEMEDICS CORPORATION STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
	2011	2010

Revenues	$5,999,739	$4,464,243
Cost of revenues	2,383,026	1,910,654

Gross profit	3,616,713	2,553,589

Operating Expenses:
General & administrative	970,064	971,614
Marketing & selling	1,014,117	623,631
Research & development	142,451	122,481

Total Operating Expenses	2,126,632	1,717,726

Operating income	1,490,081	835,863
Interest income	2,205	8,176

Net income before provision for income taxes	1,492,286	844,039

Provision for income taxes	633,798	337,615

Net income	$858,488	$506,424

Basic net income per share	$0.16	$0.10

Diluted net income per share	$0.16	$0.10

Dividends declared per share	$0.12	$0.12

Weighted average common shares outstanding, basic	5,212,013	5,197,349

Weighted average common shares outstanding, diluted	5,242,518	5,206,584

PSYCHEMEDICS CORPORATION BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$2,719,179	$3,720,488
Short-term investments	2,019,350	2,018,452
Accounts receivable, net of allowance for doubtful accounts	4,495,666	3,905,821
of $134,694 in 2011 and $119,295 in 2010
Prepaid expenses and other current assets	922,306	700,822
Deferred tax assets	277,846	239,831

Total Current Assets	10,434,347	10,585,414

Fixed Assets:
Equipment & leasehold improvements	11,959,096	11,730,866
Less accumulated depreciation	(10,747,076)	(10,663,996)

Net Fixed Assets	1,212,020	1,066,870

Other Assets	169,084	114,037

Total Assets	$ 11,815,451	$ 11,766,321

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$463,992	$699,833
Accrued expenses	1,262,488	1,302,370
Deferred revenue	13,372	16,605

Total Current Liabilities	1,739,852	2,018,808

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,	--	--
no shares issued or outstanding
Common stock, $0.005 par value; 50,000,000 shares authorized	29,387	29,387
5,877,358 shares issued in 2011 and 2010
Paid-in capital	27,860,031	27,764,992
Accumulated deficit	(7,754,421)	(7,987,468)
Less - Treasury stock, at cost, 665,345 shares in 2011 and 2010	(10,059,398)	(10,059,398)

Total Shareholders' Equity	10,075,599	9,747,513

Total Liabilities and Shareholders' Equity	$11,815,451	$11,766,321